EXHIBIT 99.1

Heat Biologics Principal Investigator Selected to Deliver Oral Presentation of New HS-110 Interim Phase 2 Data at the 2019 ASCO-SITC Clinical Immuno-Oncology Symposium

DURHAM, NC – January 8, 2018 – Heat Biologics, Inc. (NASDAQ: HTBX), a biopharmaceutical company developing therapies designed to activate a patient’s immune system against cancer, today announced that the Company’s principal investigator for its Phase 2 Lung Cancer Trial, Daniel Morgensztern, MD, Associate Professor of Medicine and Director of Thoracic Oncology, Washington University School of Medicine, has been selected to deliver an oral presentation of his abstract summarizing new interim data from the Company’s Phase 2 trial of HS-110 in combination with Bristol-Myers Squibb's anti-PD-1 checkpoint inhibitor, nivolumab (Opdivo®), in patients with advanced non-small cell lung cancer (NSCLC) at the 2019 ASCO-SITC Clinical Immuno-Oncology Symposium.

The 2019 ASCO-SITC Clinical Immuno-Oncology Symposium will be held from February 28-March 2, 2019 at the San Francisco Marriott Marquis.  The details for the oral presentation at the 2019 ASCO-SITC Clinical Immuno-Oncology Symposium are as follows:

Title:

Viagenpumatucel-L (HS-110) plus nivolumab in patients with advanced non-small cell lung cancer (NSCLC)

Date and time:

February 28, 2019 at 1:00 PM to 2:15 PM PST

Session title:

Oral Abstract Session A: Lung Cancer

Abstract number:

101

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient’s immune system against cancer using of CD8+ “Killer” T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot" and be administered in combination with checkpoint therapies and other immuno-modulators to increase their effectiveness. HS-110 is our first biologic product candidate in a series of proprietary immunotherapies designed to stimulate a patient’s own T-cells to attack cancer. Our ComPACT technology is the first potential, dual-acting immunotherapy designed to deliver T-cell activation and co-stimulation in a single product. We are currently enrolling patients in our Phase 2 clinical trial for advanced non-small cell lung cancer, in combination with Bristol-Myers Squibb’s nivolumab (Opdivo®). Pelican Therapeutics, a subsidiary of Heat, is focused on the development of co-stimulatory monoclonal antibody and fusion protein-based therapies designed to activate the immune system. We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding  Heat's ongoing clinical programs. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including  the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican Therapeutics, and the other factors described in Heat's filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

investorrelations@heatbio.com